Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

ENVIVA DEVELOPMENT HOLDINGS, LLC,

ENVIVA, LP,

and

ENVIVA HOLDINGS, LP

dated

June 3, 2021

TABLE OF CONTENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1	Definitions	2
Section 1.2	Rules of Construction	2

Article II
CLOSING AND RELATED MATTERS

Section 2.1	Purchase and Sale	3
Section 2.2	Purchase Price	3
Section 2.3	Closing	3
Section 2.4	Deliveries at Closing	3
Section 2.5	Closing Purchase Price Adjustments	6

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
SELLER AND THE ACQUIRED COMPANIES

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1	Organization	11
Section 4.2	Authority; Enforceability	11
Section 4.3	No Conflicts; Consents and Approvals	11
Section 4.4	Legal Proceedings	11
Section 4.5	Delivery of Fairness Opinion	11
Section 4.6	Brokerage Arrangements	12
Section 4.7	Purchase Price	12
Section 4.8	Independent Investigation; Waiver of Other Representations	12

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Article V
COVENANTS AND OTHER AGREEMENTS

Article VI
CONDITIONS TO CLOSING

Section 6.1	Mutual Closing Conditions	17
Section 6.2	Purchaser’s Closing Conditions	18
Section 6.3	Seller’s Closing Conditions	18

Article VII
INDEMNIFICATION

Article VIII
TERMINATION RIGHTS

Section 8.1	Termination Rights	22
Section 8.2	Effect of Termination	23

Article IX
GENERAL

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Section 9.8	Transaction Costs and Expenses	25
Section 9.9	Rights of Third Parties	25
Section 9.10	Counterparts	26
Section 9.11	Specific Performance	26
Section 9.12	Publicity	26
Section 9.13	Further Assurances	26

EXHIBITS

DISCLOSURE SCHEDULES

Schedule 3.4	Seller Approvals and Consents
Schedule 3.5	Legal Proceedings
Schedule 3.7	Real Property
Schedule 3.8(a)	Material Contracts
Schedule 3.8(b)	Exceptions to Material Contracts
Schedule 5.7	Support Obligations
Schedule A-1	Scheduled Capital Expenditures
Schedule A-2	Assigned Guarantee
Schedule A-3	Assigned Offtake and Shipping Contracts
Schedule A-4	Assigned Purchase Agreement
Schedule A-5	JCPA System Restructuring

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, this “Agreement”), dated as of June 3, 2021 (the “Execution Date”), is by and among Enviva Development Holdings, LLC, a Delaware limited liability company (“Seller”), Enviva, LP, a Delaware limited partnership (“Purchaser”), and Enviva Holdings, LP, a Delaware limited partnership (“Enviva Holdings”). Seller, Purchaser, and Enviva Holdings are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, (a) Seller owns 100% of the limited liability company interests in Enviva JV2 Holdings, LLC, a Delaware limited liability company (“JV2 Holdings”), and (b) JV2 Holdings owns 100% of the limited liability company interests in each of (i) Enviva Development Finance Company, LLC, a Delaware limited liability company (“Enviva Finance”), (ii) Enviva Pellets Lucedale, LLC, a Delaware limited liability company (“Lucedale”), and (iii) Enviva Port of Pascagoula, LLC, a Delaware limited liability company (“Pascagoula”);

WHEREAS, Purchaser is a subsidiary of Enviva Partners, LP, a Delaware limited partnership (“EVA”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 100% of the limited liability company interests in JV2 Holdings (the “Acquired Interests”) in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, Enviva Holdings, or its indirect subsidiary, Enviva JV Development Company, LLC, a Delaware limited liability company (“Enviva JV”), is party to each of the Assigned Offtake and Shipping Contracts (as defined below), as applicable;

WHEREAS, Enviva Holdings desires to, and desires to cause Enviva JV to, assign their respective rights and obligations under each of the Assigned Offtake and Shipping Contracts to which Enviva Holdings or Enviva JV, as applicable, is a party to Purchaser, in exchange for Seller receiving the consideration set forth in this Agreement, and Purchaser desires to assume and accept the rights and obligations associated therewith, and on the other terms and conditions, set forth in this Agreement; and

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of EVA (the “General Partner”), has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), dated as of June 2, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Purchase Price to be paid by EVA pursuant to this Agreement is fair, from a financial point of view, to EVA and the Unaffiliated Common Unitholders (as defined in such opinion) and (ii) determined in good faith the Transaction, including the Transaction Documents, and the exhibits and schedules thereto, taken as a whole, is in the best interest of, EVA and the unaffiliated holders of common units representing limited partner interests in EVA.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1           Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2           Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects. Unless the context requires otherwise, all references to Laws, contracts, agreements, and instruments refer to such Laws, contracts, agreements, and instruments as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law.

(b)            The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)            All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
CLOSING AND RELATED MATTERS

Section 2.1           Purchase and Sale. Subject to the express terms and conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer, and deliver the Acquired Interests to Purchaser, and Purchaser shall purchase, acquire, and assume, the Acquired Interests in exchange for the Purchase Price payable by Purchaser to Seller as set forth in Section 2.2.

Section 2.2           Purchase Price. The total purchase price payable by Seller to Purchaser for the Acquired Interests and the other transactions contemplated by this Agreement shall be $259,606,214.61 in cash (the “Purchase Price”), subject to the adjustments as set forth in Section 2.5.

Section 2.3           Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036, on the later of (a) the third Business Day following the satisfaction or waiver of the conditions in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) to be satisfied or waived, and (b) July 1, 2021, or at such other time and place as the Parties mutually agree (the “Closing Date”). Notwithstanding anything to the contrary in the Transaction Documents, for accounting purposes only, title to, ownership of and control over the Acquired Interests, the Business, and the Assigned Contracts shall pass to Purchaser or EVA, as applicable, effective as of 12:01 a.m., Eastern Time, on the Closing Date.

Section 2.4           Deliveries at Closing.

(a)            By Seller and Enviva Holdings. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Enviva Holdings, as applicable, shall deliver or cause to be delivered to Purchaser each of the following items:

(i)            a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.2(a) and 6.2(b) applicable to Seller have been satisfied, duly executed by a Responsible Officer of Seller;

(ii)           a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.2(a) and 6.2(b) applicable to Enviva Holdings have been satisfied, duly executed by a Responsible Officer of Enviva Holdings;

(iii)          a counterpart to the instrument of transfer with respect to the transfer of the Acquired Interests to Purchaser in substantially the form attached hereto as Exhibit B (the “Interest Conveyance”), duly executed by Seller;

(iv)          a counterpart to the instrument of assignment with respect to the assignment of Enviva Holdings’ and Enviva JV’s rights and obligations under each of the Offtake and Shipping Contracts, as applicable, to Purchaser in substantially the form attached hereto as Exhibit C (the “Contract Assignment”), duly executed by Enviva Holdings and Enviva JV;

(v)           a counterpart to the make-whole agreement between Enviva Holdings and Purchaser in substantially the form attached hereto as Exhibit D (the “Make-Whole Agreement”), duly executed by Enviva Holdings;

(vi)          a FIRPTA Certificate, duly executed by Enviva Holdings on behalf of Seller;

(vii)         a waiver from Enviva ManagementCo in favor of Purchaser and certain other parties in substantially the form attached hereto as Exhibit E (the “EVA MSA Fee Waiver”), duly executed by Enviva ManagementCo;

(viii)        an interim services agreement between Lucedale, Operator, and for the limited purposes set forth therein, Enviva ManagementCo in substantially the form attached hereto as Exhibit F (the “Interim Services Agreement”), duly executed by Operator, and Enviva ManagementCo;

(ix)           a guaranty from Enviva Holdings in favor of Lucedale in substantially the form attached hereto as Exhibit G (the “ISA Guaranty”), duly executed by Enviva Holdings;

(x)            a counterpart to the indemnification agreement between Enviva Holdings and Purchaser in substantially the form attached hereto as Exhibit H (the “Indemnification Agreement”), duly executed by Enviva Holdings;

(xi)           a counterpart to the instrument of assignment with respect to the assignment of Enviva JV’s rights and obligations under the Assigned Guarantee Agreement to EVA in substantially the form attached hereto as Exhibit I (the “Guarantee Assignment”), duly executed by Enviva JV;

(xii)         a counterpart to the instrument of assignment with respect to the assignment of Seller’s rights and obligations under the Assigned Purchase Agreement to Purchaser in substantially the form attached hereto as Exhibit J (the “Purchase Agreement Assignment”), duly executed by Seller;

(xiii)        UCC-3 termination statements with respect to the Assets of the Acquired Companies and such other documents as are required in connection with the release of the liens of the Secured Parties (as defined in the Holdings Credit Documents); and

(xiv)         in the event the JCPA System Restructuring is completed prior to the Closing, (A) a counterpart to the A&R Facility Use and Operations Agreement, duly executed by Pascagoula, PAS Phase 2 HoldCo, and JCPA, (B) the Dome 2 Transfer, duly executed by PAS Phase 2 Holdco and JCPA, and (C) a counterpart to the Mutual Indemnification Agreement, duly executed by PAS Phase 2 HoldCo and Pascagoula.

(b)            By Purchaser. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall deliver or shall cause to be delivered to Seller (or to the extent specifically set forth below, to Seller’s designee) each of the following items:

(i)            the Estimated Purchase Price, by wire transfer of immediately available funds to an account specified by Seller;

(ii)           a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied, duly executed by a Responsible Officer of the General Partner;

(iii)          a counterpart to the Interest Conveyance, duly executed by Purchaser;

(iv)          a counterpart to the Contract Assignment, duly executed by Purchaser;

(v)           a counterpart to the Make-Whole Agreement, duly executed by Purchaser;

(vi)          a counterpart to the EVA MSA Fee Waiver, duly executed by each of the parties thereto other than Enviva ManagementCo;

(vii)         a counterpart to the Interim Services Agreement, duly executed by Lucedale;

(viii)        a counterpart to the ISA Guaranty, duly executed by Lucedale;

(ix)           a counterpart to the Indemnification Agreement, duly executed by Purchaser;

(x)            a counterpart to the Guarantee Assignment, duly executed by EVA; and

(xi)           a counterpart to the Purchase Agreement Assignment, duly executed by Purchaser.

Section 2.5           Closing Purchase Price Adjustments.

(a)            Estimated Purchase Price. At the Closing, the Purchase Price shall be adjusted by (i) adding to the Purchase Price the amount (if any) by which the Estimated Closing Net Working Capital exceeds Target Working Capital or (ii) subtracting from the Purchase Price the amount (if any) by which the Target Working Capital exceeds the Estimated Closing Net Working Capital (the Purchase Price as so adjusted, the “Estimated Purchase Price”).

(b)            At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a written statement setting forth Seller’s good faith estimate (the “Estimated Closing Net Working Capital”) of the Acquired Companies’ current assets minus its current liabilities (excluding any current assets or current liabilities related to the construction of the Lucedale Plant and the Pascagoula Terminal) as of 12:01 a.m. on the Closing Date (the “Closing Net Working Capital”), together with reasonably detailed supporting documentation, which shall be determined in a manner consistent with GAAP.

(c)            Within thirty (30) days following the Closing Date, Seller shall prepare and deliver to Purchaser a written statement setting forth Seller’s good faith calculation of the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital (the “Net Adjustment Amount”). Within five (5) Business Days after delivery of such statement from Seller to Purchaser, if the Net Adjustment Amount is positive, then Purchaser shall pay to Seller such amount and if the Net Adjustment Amount is negative, then Seller shall pay to Purchaser such amount, in each case by wire transfer of immediately available funds to the account designated by the payee.

(d)            Within thirty (30) days following the Closing Date, Purchaser shall prepare and deliver to Seller a written statement setting forth the amount (if any) of Delayed Scheduled Capital Expenditures. Within five (5) Business Days after delivery of such statement from Purchaser to Seller, Seller shall pay to Purchaser such amount by wire transfer of immediately available funds to the account designated by Purchaser.

(e)            Within thirty (30) days following the Closing Date, Seller shall prepare and deliver to Purchaser a written statement setting forth the amount (if any) of Pre-Paid Scheduled Capital Expenditures. Within five (5) Business Days after delivery of such statement from Seller to Purchaser, Purchaser shall pay to Seller such amount by wire transfer of immediately available funds to the account designated by Seller.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
SELLER AND THE ACQUIRED COMPANIES

Seller (and in the case of Section 3.1(a), Section 3.2, and Section 3.4, Enviva Holdings) hereby represents and warrants to Purchaser as follows, except as otherwise described in the Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1           Organization.

(a)            Each of Enviva Holdings and Seller is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Enviva Holdings, Enviva JV, and Seller has all requisite limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents, including this Agreement.

(b)            Each of the Acquired Companies is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Acquired Companies has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of the Acquired Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2           Authority; Enforceability. The execution and delivery by each of Enviva Holdings and Seller of this Agreement and the performance by each of Enviva Holdings and Seller of its obligations hereunder have been and, as of Closing, the execution and delivery by each of Enviva Holdings, Enviva JV, and Seller of the other Transaction Documents to which it is a party and the performance of its obligations thereunder will have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action. This Agreement has been, and as of Closing such other Transaction Documents will have been, duly and validly executed and delivered by each of Enviva Holdings, Enviva JV, and Seller. This Agreement constitutes, and as of the Closing such other Transaction Documents will constitute, the legal, valid, and binding obligations of each of Enviva Holdings, Enviva JV, and Seller enforceable against each of Enviva Holdings, Enviva JV, and Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3           Title to Acquired Interests.

(a)            Seller owns, holds of record, and is the beneficial owner of the Acquired Interests, which represents 100% of the limited liability company interests of JV2 Holdings, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) JV2 Holdings’ Organizational Documents, (C) the Holdings Credit Documents, or (D) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of JV2 Holdings issued or granted by JV2 Holdings, and there are no agreements of any kind which may obligate JV2 Holdings to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

(b)            JV2 Holdings owns, holds of record, and is the beneficial owner of 100% of the outstanding limited liability company interests in of each of Enviva Finance, Lucedale, and Pascagoula, in each case, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) Enviva Finance’s, Lucedale’s or Pascagoula’s Organizational Documents, as applicable, (C) the Holdings Credit Documents, or (D) applicable securities Laws or (ii) Liens for Taxes that are Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of any of Enviva Finance, Lucedale, or Pascagoula issued or granted by Enviva Finance, Lucedale, or Pascagoula, as applicable, and there are no agreements of any kind which may obligate any of Enviva Finance, Lucedale, or Pascagoula to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in their respective Organizational Documents.

Section 3.4           No Conflict; Consents and Approvals. The execution and delivery by each of Enviva Holdings, Enviva JV, and Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the performance by each of Enviva Holdings, Enviva JV, and Seller of its obligations under this Agreement and such other Transaction Documents do not and will not: (a) violate or result in a breach of the Organizational Documents of Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies; (b) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 3.4 (“Seller Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a default in any material respect under any Material Contract to which Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies is a party, or (ii) violate or result in a breach in any material respect of any Law or order applicable to Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies, (c) require any Governmental Authorization applicable to Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies, the absence of which would reasonably be expected to have a Material Adverse Effect, or (d) result in the imposition of any Lien (other than Permitted Liens) on the Acquired Interests or the Assigned Contracts, other than Liens created by or on behalf of Purchaser.

Section 3.5           Legal Proceedings. As of the Execution Date, there are no Legal Proceedings pending or, to the knowledge of Seller and Enviva Holdings, threatened against Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies that (a) challenge the validity or enforceability of the obligations of Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies under this Agreement or the Transaction Documents to which it is a party, (b) seek to prevent or delay the consummation by Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies of the transactions contemplated herein or in the Transaction Documents, or (c) except as set forth on Schedule 3.5, would reasonably be expected to materially and adversely affect any of the Acquired Companies, the Assigned Contracts, the Lucedale Plant, or the Pascagoula Terminal. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Seller or any of the Acquired Companies that, in any such case, (i) challenges the validity or enforceability of the obligations of Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies under this Agreement or the Transaction Documents to which it is a party, (ii) seeks to prevent or delay the consummation by Enviva Holdings, Enviva JV, Seller, or any of the Acquired Companies of the transactions contemplated herein or in the Transaction Documents, or (iii) would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, any of the Acquired Companies, the Lucedale Plant, the Pascagoula Terminal, or the Assigned Contracts, taken as a whole.

Section 3.6           Ownership. Except for the limited liability company interests in Enviva Finance, Lucedale, and Pascagoula owned by JV2 Holdings, none of JV2 Holdings, Enviva Finance, Lucedale, or Pascagoula has any subsidiaries or owns equity interests in any Person.

Section 3.7           Real Property. Schedule 3.7 contains a complete list of all the real property and interests in real property owned in fee by any of the Acquired Companies. Except as set forth on Schedule 3.7, there are no leases, subleases, or licenses of real property to which any Acquired Company is a party or by which it holds a leasehold interest. The Acquired Companies have good and marketable title to each real property described therein and the improvements thereon, free and clear or all Liens other than (a) Permitted Liens, (b) Liens pursuant to the Holdings Credit Documents, and (c) Liens created pursuant to this Agreement.

Section 3.8           Material Contracts.

(a)            Schedule 3.8(a) sets forth all Material Contracts.

(b)            Except as set forth on Schedule 3.8(b), each of the Material Contracts (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of the Acquired Companies, Enviva Holdings, Enviva JV, or Seller (as applicable) and, to the knowledge of Seller and Enviva Holdings, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). None of the Acquired Companies, Enviva Holdings, Enviva JV, Seller or, to the knowledge of Seller and Enviva Holdings, any other party is in breach of any Material Contract in any material respect, and none of Seller, Enviva Holdings, Enviva JV or any of the Acquired Companies has received any written notice of termination or breach of any Material Contract.

Section 3.9           Taxes.

(a)            For U.S. federal income tax purposes, each of the Acquired Companies is disregarded as an entity separate from Enviva Holdings. No election has been made under Treasury Regulation Section 301.7701-3 to treat any of the Acquired Companies as any type of entity other than a disregarded entity or partnership for U.S. federal, state, or local income tax purposes.

(b)            All Tax Returns that are required to have been filed by, or with respect to, the Acquired Companies or any of their respective operations and Assets have been timely and properly filed with the appropriate Taxing Authority.

(c)            All Taxes that are required to have been paid by or with respect to the Acquired Companies or any of their respective operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Taxing Authority.

(d)            There are no Liens (other than Permitted Liens) on any of the Assets of the Acquired Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(e)            None of the Acquired Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f)            There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.9(b) or any Taxes of or with respect to any of the Acquired Companies or any of their respective Assets or, to Seller’s knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of any of the Acquired Companies.

Section 3.10           Brokerage Arrangements. Neither Seller nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Purchaser to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 3.11           Data Room.  As of the Execution Date, copies of all Material Contracts and Governmental Authorizations in Seller’s possession with respect to the Acquired Companies, and all of the Material Contracts in Enviva Holdings’ possession, have been provided and made accessible to Purchaser in the online “virtual data room” for “Project Glacier” established by Datasite prior to the Execution Date. Within five (5) Business Days after the Execution Date, Seller shall provide to Purchaser a true and complete digital copy of the contents of such online “virtual data room” as of the Execution Date.

Section 3.12           Disclaimer.

(a)            Notwithstanding anything to the contrary herein, neither Enviva Holdings nor Seller makes any representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III, or (ii) with respect to any date or period after the Closing.

(b)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN Article III, THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS, AND THE ASSIGNED CONTRACTS ARE BEING SOLD OR ASSIGNED, AS APPLICABLE, THROUGH THE SALE OR ASSIGNMENT, AS APPLICABLE, OF THE ACQUIRED INTERESTS AND ASSIGNED CONTRACTS TO PURCHASER, “AS IS, WHERE IS, WITH ALL FAULTS” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 3.12 EXPRESSLY SURVIVE THE CLOSING DATE.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1           Organization. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2           Authority; Enforceability. Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the performance of its obligations have been duly and validly approved by the Conflicts Committee and authorized by Purchaser. This Agreement constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3           No Conflicts; Consents and Approvals. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of Purchaser, (b) violate or result in a breach or default under any material contract to which Purchaser is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the Transaction, (c) violate or result in a breach of any Law or order applicable to Purchaser, except as would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the Transaction, or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to consummate the Transaction.

Section 4.4           Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that (a) challenge the validity or enforceability of the obligations of Purchaser under this Agreement or (b) seek to prevent or delay the consummation by Purchaser of the transactions contemplated herein.

Section 4.5           Delivery of Fairness Opinion. The Conflicts Committee has received an opinion of the Financial Advisor, dated as of June 2, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Purchase Price to be paid by EVA pursuant to this Agreement is fair, from a financial point of view, to EVA and the Unaffiliated Common Unitholders (as defined in such opinion).

Section 4.6           Brokerage Arrangements. Neither Purchaser nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Seller to pay any commission, brokerage or “finder’s fee,” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.7           Purchase Price. As of the Closing, Purchaser will have access to immediately available funds to pay the Purchase Price.

Section 4.8           Independent Investigation; Waiver of Other Representations.

(a)            PURCHASER HEREBY ACKNOWLEDGES (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES, AND THE ASSIGNED CONTRACTS, (ii) IT HAS BEEN PROVIDED OR GIVEN THE OPPORTUNITY TO ACCESS PERSONNEL, PROPERTIES, PREMISES, AND RECORDS OF THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES, AND THE ASSIGNED CONTRACTS FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE LUCEDALE PLANT, THE PASCAGOULA TERMINAL, AND AN INVESTMENT IN THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES, and the assigned contracts, (iv) NONE OF THE PASCAGOULA TERMINAL OR the LUCEDALE PLANT HAS as of the Execution Date, and WILL not as of the Closing HAVE, ACHIEVED COMMERCIAL OPERATIONS, and, (v) SELLER MAKES NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN Article III (SUBJECT TO Section 3.12).

(b)           PURCHASER ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO PURCHASER, (i) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and it is familiar with such uncertainties, and (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS, AND PLANS SHALL BE AT ITS SOLE RISK.

Article V
COVENANTS AND OTHER AGREEMENTS

Section 5.1           Conduct of Business. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, except as permitted or required by the other terms of this Agreement (including the JCPA System Restructuring) or the other Transaction Documents, required by Law or by any Material Contract, or by the Organizational Documents of the Acquired Companies, or consented to or approved by Purchaser in writing, which consent or approval will not unreasonably be withheld or delayed, Seller (solely with respect to the Business) shall and shall cause the Acquired Companies to conduct their respective businesses (including the Business) in the ordinary course of business. Without limiting the foregoing, without the written consent or approval of Purchaser, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law or by any Material Contract, or otherwise permitted or required by the other terms of this Agreement (including the JCPA System Restructuring) or the other Transaction Documents, (x) neither Seller nor Enviva Holdings shall permit the amendment or termination of any Material Contract to which it or Enviva JV is a party, and (y) Seller shall not permit any of the Acquired Companies to:

(a)            amend its Organizational Documents;

(b)           enter into any joint venture, strategic alliance, noncompetition or similar arrangement that affects any Acquired Company, the Lucedale Plant, or the Pascagoula Terminal;

(c)           sell, assign, transfer, lease, or otherwise dispose of any material Asset of the Business in excess of $500,000 individually; provided, however, any sale, assignment, transfer, lease, or other disposal of any material Asset of the Business shall be for at least fair market value (as determined in the reasonable discretion of Seller);

(d)           abandon the Lucedale Plant or the Pascagoula Terminal or liquidate, dissolve, or otherwise wind up the Business or any Acquired Company;

(e)            incur any Indebtedness for Borrowed Money that, at Closing, would become a liability of any Acquired Company (other than payment obligations with respect to the JCPA Bonds and loans in connection with the MBFC Bonds);

(f)            repurchase, redeem, or otherwise acquire any equity interests from its equity holders or former equity holders;

(g)           issue, grant, or sell any equity interests (or options, warrants, or rights to acquire same) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(h)           permit amendment or termination of any Material Contract to which any Acquired Company is a party or permit the entry into any Contract that, if entered into prior to the Execution Date, would be considered a Material Contract;

(i)             make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business);

(j)             commence or settle any material lawsuit or legal action to which any Acquired Company is party or that otherwise affects the Business (excluding any construction-related Legal Proceeding or other construction-related dispute);

(k)            hire or engage any employees or individual service providers or adopt, maintain, contribute to, or incur any material liability (whether actual, contingent or otherwise) or obligation with respect to any Benefit Plan, in each case, other than obligations (i) to independent contractors who perform services for any Acquired Company in the ordinary course of business or (ii) pursuant to the Management Services Agreement;

(l)             mortgage, pledge, or subject to any Lien (other than (x) any Permitted Lien or (y) Liens pursuant to the Holdings Credit Documents which are released in connection with Closing) any of its material Assets or properties;

(m)           acquire by merger, consolidation, or otherwise any material Assets or business of any corporation, partnership, association, or other business organization or division thereof;

(n)           change in any material respect its accounting practices or principles except as required by GAAP;

(o)           take any action or steps that could result in any Acquired Company being treated as any type of entity other than a disregarded entity for Tax purposes, as described in Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state or local Tax Law) through the Closing Date; or

(p)           agree to do any of the foregoing.

Section 5.2           Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction and to ensure the satisfaction of its conditions to Closing set forth herein.

Section 5.3           Access.

(a)            From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, Seller shall, and shall cause the Acquired Companies to afford Purchaser and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees who currently provide services to the Acquired Companies, the Lucedale Plant, or the Pascagoula Terminal and shall furnish such authorized Representatives with all financial data and other information concerning the Acquired Companies, the Lucedale Plant, and the Pascagoula Terminal as Purchaser and such Representatives may reasonably request. Notwithstanding the foregoing, Purchaser shall have no right of access to, and Seller and the Acquired Companies shall not have any obligation to provide to Purchaser, information relating to (i) any proprietary data which relates to another business or asset of Seller and is not primarily used in connection with the ownership, use or operation of the Business, (ii) any information subject to contractual confidentiality obligations or any privilege (including attorney-client privilege), (iii) any information the disclosure of which would result in a violation of Law, or (iv) any information related to Seller’s negotiation or preparation of this Agreement or the other Transaction Documents or the sale process related thereto.

(b)           Purchaser agrees to defend, indemnify, and hold harmless Seller, each of the Acquired Companies, and their respective Affiliates and its and their respective Representatives, from and against any and all Damages incurred by any such Person arising out of the access rights under Section 5.3(a), including in respect of any claims against Seller or its Affiliates by any Representatives of Purchaser for any injuries or property damage sustained while present at the Lucedale Plant, the Pascagoula Terminal, or on any real property owned or leased by any of the Acquired Companies.

Section 5.4           Tax Matters.

(a)            To the extent Transfer Taxes may be due and payable in connection with the Transaction, such Transfer Taxes shall be borne equally by Seller and Purchaser. Seller and Purchaser shall reasonably cooperate in obtaining applicable exemptions from, or taking other actions to reduce, Transfer Taxes in accordance with applicable Law.

(b)           Seller shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. Purchaser shall prepare all Straddle Period Tax Returns and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. To the extent required or permitted by applicable Law, Seller and Purchaser shall each include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns in a manner consistent with the manner in which Seller included such items for such periods.

(c)            If any Governmental Entity issues to any of Seller, Seller’s Affiliates, Purchaser, or Purchaser’s Affiliates a notice of deficiency or any other type of proposed adjustment of Taxes of any Acquired Company or with respect to any of their respective operations or Assets that could give rise to a claim for indemnification under Section 7.2(a) (a “Tax Contest”), the party receiving such notice shall notify the other within fifteen (15) Business Days of receipt of the notice of deficiency or other proposed adjustment; provided, however, failure to give such notification shall not affect the indemnification provided pursuant to Section 7.2(a) except to the extent Purchaser shall have been materially prejudiced as a result of such failure. Provided Seller notifies Purchaser of its intent to control such Tax Contest within fifteen (15) Business Days after receipt of notification from Purchaser or delivery of notification to Seller as set forth in the immediately preceding sentence, Seller will have the right, at its expense, to control the defense of such Tax Contest. With respect to any Tax Contest for which Seller exercises its right to control, Seller shall (i) notify Purchaser of significant developments with respect to such Tax Contest and keep Purchaser reasonably informed and consult with Purchaser as to the resolution of any issue that would materially affect Purchaser and (ii) give Purchaser a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Entity relating to such Tax Contest. Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 5.4(c) shall apply to any Tax Contest and the procedures in Section 7.3 shall not be applicable to a Tax Contest.

(d)           Seller and Purchaser shall use commercially reasonable efforts to agree to an allocation of the total consideration (the Purchase Price plus any other amounts constituting consideration for U.S. federal income tax purposes) among the assets of the Acquired Companies and the Assigned Contracts, as applicable, in accordance with Section 1060 of the Code and Treasury regulations promulgated thereunder within thirty (30) Business Days after the Closing Date (the “Purchase Price Allocation”). If Seller and Purchaser reach an agreement with respect to the Purchase Price Allocation, (i) the parties shall use commercially reasonable efforts to update the Purchase Price Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Seller and Purchaser shall, and shall cause their respective Affiliates to, report consistently with the Purchase Price Allocation in all Tax Returns, including IRS Form 8594, which Seller and Purchaser shall timely file with the IRS, and neither Seller nor Purchaser shall take any position in any Tax Return that is inconsistent with the Purchase Price Allocation, as adjusted, in each case, unless required to do so by a final determination within the meaning of Section 1313 of the Code, and each of Seller and Purchaser agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Purchase Price Allocation.

Section 5.5           Updating. From time to time until the Closing, each of Enviva Holdings and Seller may at its option supplement or amend and deliver written updates to (or add Schedules to) the Disclosure Schedules as necessary to disclose any events or developments that occur or information that is learned between the date of this Agreement and the Closing Date. Enviva Holdings and Seller shall be considered in material breach of this Agreement for purposes of Section 8.1(c) if the event, action, development or occurrence which is the subject of the supplement, amendment or update (a) constitutes a material breach by Enviva Holdings or Seller of any provision of this Agreement or (b) has a Material Adverse Effect; provided, however, in the case of subclause (a) or (b), in the event Purchaser provides notice of termination for a material breach of this Agreement pursuant to Section 8.1(c) as a result of any supplement, amendment or update, Enviva Holdings and Seller shall have a period of thirty (30) days following written notice from Purchaser to cure any breach of this Agreement if the breach is curable; provided, further, if Purchaser does not elect to terminate this Agreement pursuant to Section 8.1(c) as a result thereof, any such update made pursuant to this Section 5.5 shall be considered for purposes of determining whether the condition in Section 6.2(b) has been satisfied, but shall be disregarded for purposes of (x) determining whether the condition in Section 6.2(c) has been satisfied and (y) Article VII.

Section 5.6            Seller Approvals and Consents. Seller shall make, obtain, or give, as applicable, all Seller Approvals and Consents prior to or in connection with Closing.

Section 5.7            Support Obligations. Prior to the Closing, Purchaser shall effect the fully and unconditional release, effective as of the Closing, of Seller, Enviva Holdings, and/or their Affiliates, as applicable, from all outstanding credit support obligations set forth on Schedule 5.7 (the “Support Obligations”), including by as promptly as reasonably practicable following the Execution Date replacement guaranties, letters of credit and/or cash collateral, as needed, to effect the replacement of such Support Obligations by the Closing.

Section 5.8            JCPA System Restructuring. Prior to the Closing, Seller shall have the right to implement the JCPA System Restructuring. In the event the JCPA System Restructuring does not occur prior to the Closing, then (a) in the event the Dome 2 Transfer has not occurred prior to the Closing, Seller shall reimburse Purchaser on the later of (i) December 31, 2021 and (ii) 30 days after the date on which Dome 2 is Substantially Complete, in each case, for the capital expenditures incurred or paid by Pascagoula for Dome 2 and/or (b) in the event Barge Unloading has not been assigned or otherwise transferred to PAS Phase 2 HoldCo prior to the Closing, Seller shall reimburse Purchaser on the later of (i) June 30, 2022 and (ii) 30 days after the date on which Barge Unloading is Substantially Complete, in each case, for the capital expenditures incurred or paid by Pascagoula for Barge Unloading.

Article VI
CONDITIONS TO CLOSING

Section 6.1            Mutual Closing Conditions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)            All necessary filings with and consents of any Governmental Entity required for the consummation of the Transaction and the other Transaction Documents shall have been made and obtained, as applicable; provided, however, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents; and

(b)            (i) No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction prohibiting the consummation of the Transaction and (ii) there shall not be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree, or ruling would prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 6.2            Purchaser’s Closing Conditions. Purchaser’s obligation to consummate the Transaction is subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a)            Each of Enviva Holdings and Seller shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(b)            The representations and warranties (other than the Fundamental Representations of Enviva Holdings and Seller) made by Enviva Holdings and Seller in Article III (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, except in the case of the term Material Contract) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect. The Fundamental Representations made by Enviva Holdings and Seller in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date). For purposes of determining whether the condition in this Section 6.2(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded;

(c)            Since the Execution Date, there shall have been no event, change, occurrence, development or set of circumstances or facts that, individually or in the aggregate, have had a Material Adverse Effect; and

(d)            Seller and Enviva Holdings, as applicable, shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(a).

Section 6.3            Seller’s Closing Conditions. The obligation of Enviva Holdings and Seller to consummate the Transaction is subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Enviva Holdings and Seller), at or prior to the Closing, of each of the following conditions:

(a)            Purchaser shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(b)            The representations and warranties in Article IV shall be true and correct on and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). For purposes of determining whether the condition in this Section 6.3(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded (including the JCPA System Restructuring); and

(c)            Purchaser shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(b).

Article VII
INDEMNIFICATION

Section 7.1            Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of twelve (12) months following the Closing Date, except that:

(a)            the representations and warranties contained in Section 3.9 (Taxes) shall survive until thirty (30) days following the expiration of the applicable statute of limitations; and

(b)            the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Acquired Interests), Section 3.6 (Ownership), Section 3.10 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), and Section 4.6 (Brokerage Arrangements) (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law.

Upon the expiration of any representation and warranty pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 7.2            Indemnification. From and after the Closing, and subject to this Article VII:

(a)            Enviva Holdings and Seller, as applicable, shall indemnify, defend and hold harmless Purchaser, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Purchaser Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any Purchaser Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of (i) the representations or warranties, or (ii) the covenants, in each case, of Enviva Holdings and Seller contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1.

(b)            Purchaser shall indemnify, defend, and hold harmless Seller, Enviva Holdings, their Affiliates and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Seller Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Seller Indemnitee arising out of or relating to (i) the breach of any of (A) the representations or warranties, or (B) the covenants, in each case, of Purchaser contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1, or (ii) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Seller Indemnitee that pertains to the business or operations of the Acquired Companies, the Lucedale Plant, and the Pascagoula Terminal or the ownership of the Acquired Interests or the Assigned Contracts, except to the extent of any matters for which Seller is obligated to indemnify any Purchaser Indemnitee under Section 7.2(a).

Section 7.3            Conduct of Indemnification Proceedings.

(a)            If any Legal Proceeding shall be brought or asserted against any Purchaser Indemnitee or Seller Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)            An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)            All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days after written notice thereof to the Indemnifying Party; provided, however, the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 7.4            Limitations.

(a)            Neither Seller nor Purchaser shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 7.2(a)(i) or Section 7.2(b)(i)(A), as applicable, unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 7.2(a)(i) or Section 7.2(b)(i)(A), as applicable, exceeds 1% of the Purchase Price, at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, the aggregate liability of each of Purchaser or Seller for indemnity for any breach of a representation or warranty under Section 7.2(a)(i) or Section 7.2(b)(i)(A), as applicable, shall not exceed 10% of the Purchase Price. Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4(a) shall not apply to any claims (i) for Damages arising out of or relating to the breach of any covenant pursuant to Section 7.2(a)(ii) or Section 7.2(b)(i)(B), as applicable, (ii) for fraud or intentional, criminal, or willful misrepresentation or misconduct, or (iii) for Damages arising out of or relating to the breach of any Fundamental Representation or any representation or warranty of Seller set forth in Section 3.9; provided, however, the aggregate liability of each of Purchaser or Seller, in each case, for Damages arising out of or relating to the breach of the Fundamental Representations or pursuant to Section 7.2(a)(ii) or Section 7.2(b)(i)(B) for the breach of a covenant shall not exceed the Purchase Price.

(b)            For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a Purchaser Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided, however, this Section 7.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NEITHER ENVIVA HOLDINGS, SELLER, NOR PURCHASER SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER Section 7.2.

(d)            Seller shall not be liable for indemnification under Section 7.2(a), and the Purchaser Indemnitees shall have no right to recover any Damages under Section 7.2(a), to the extent Purchaser or its subsidiaries have been compensated for the Damages claim pursuant to the Purchase Price adjustments in Section 2.5, the Make-Whole Agreement, or otherwise.

Section 7.5            Exclusive Remedy. The indemnities in Section 7.2 shall survive Closing. The indemnities provided in Section 7.2 and the provisions of Section 9.11 shall, from and after Closing, be the sole and exclusive remedy of Purchaser, Enviva Holdings, and Seller against one another and their respective Representatives relating to this Agreement and the transactions that are the subject of this Agreement; provided, however, no limitations set forth in this Article VII shall apply to any claim for Damages arising from fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement.

Section 7.6            Tax Treatment of Indemnity Payments. Any payments made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes, including for purposes of the Purchase Price Allocation.

Article VIII
TERMINATION RIGHTS

Section 8.1            Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Parties;

(b)            by either Party in writing if the Closing has not occurred on or before July 31, 2021; provided, however, the Party seeking to terminate is not in material default or breach of this Agreement;

(c)            by either Party in writing without prejudice to other rights and remedies the terminating Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) may have (provided, however, the terminating Party and its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates (other than the terminating Party and its wholly owned subsidiaries) shall have (i) failed to perform in any material respect its covenants or agreements contained herein required to be performed by such Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) on or prior to the Closing or (ii) breached in any material respect any of its representations or warranties contained herein; provided, however, in the case of subclause (i) or (ii), the breaching Party shall have a period of thirty (30) days following written notice from the non-breaching Party to cure any breach of this Agreement if the breach is curable; or

(d)            by either Party in writing, without liability, if there shall be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would reasonably be expected to prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 8.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 8.2, Section 3.10, Section 3.12, Section 4.6, Section 5.3(b), Section 7.4(c), and Article IX and the Parties shall have no liability to each other under or relating to this Agreement except as provided in such provisions; provided, however, nothing herein shall prejudice the ability of the non-breaching Party from seeking damages from the other Party for any fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement prior to termination.

Article IX
GENERAL

Section 9.1            Entire Agreement; Successors and Assigns.

(a)            Except for the other Transaction Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b)            All of the terms, covenants, representations, warranties, and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)            Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, Purchaser may assign its rights, interests, or obligations hereunder to EVA or a wholly owned subsidiary of Purchaser without the prior written consent of Seller; provided, further, no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

Section 9.2            Amendments and Waivers. All amendments to this Agreement must be in writing and signed by the Parties. A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 9.3            Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), (b) actual receipt, (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), or (d) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice):

If to Seller, addressed to:

Enviva Development Holdings, LLC
7272 Wisconsin Avenue
Suite 1800
Bethesda, MD 20814
Attn: President and General Counsel
Email: william.schmidt@envivabiomass.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attn: Caroline Blitzer Phillips
Email: cphillips@velaw.com

If to Purchaser, addressed to:

Enviva, LP
c/o Enviva GP, LLC (as General Partner)
7272 Wisconsin Avenue
Suite 1800
Bethesda, MD 20814
Attn: Chair, Conflicts Committee of the Board of Directors
Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attn: Michael Swidler
Email: michael.swidler@bakerbotts.com

Section 9.4            Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 9.5            Dispute Resolution; Waiver of Jury Trial.

(a)            Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 9.3.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 9.6            Disclosure Schedules. The inclusion of any information (including dollar amounts) in any of the Schedules delivered by Seller pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party. The information contained in this Agreement, the Exhibits hereto, and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract). The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear such document or other item applies to such other representation or warranty made herein. For the avoidance of doubt, all information contained in the Disclosure Schedules is subject to Section 3.12 and Section 4.8. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 9.7            Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 9.8            Transaction Costs and Expenses. Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the Transaction.

Section 9.9            Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, each of Seller Indemnitees and Purchaser Indemnitees is an express, intended third-party beneficiary of this Agreement.

Section 9.10          Counterparts. This Agreement may be executed by electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 9.11          Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Seller and Purchaser shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.12          Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the Securities and Exchange Commission after consultation with the other Party as is reasonable under the circumstances.

Section 9.13          Further Assurances. The Parties agree, from time to time after the Closing Date and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Transaction Documents. Without limiting the generality of the foregoing, Seller and Purchaser shall from time to time after the Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits, and assurances as Seller or Purchaser may reasonably request to vest in Purchaser or its designees and their respective successors and assigns all right, title and interest in the Acquired Interests, the Business, and the Assigned Contracts, or otherwise to consummate and make effective the transactions contemplated by the Transaction Documents upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SELLER:

ENVIVA DEVELOPMENT HOLDINGS, LLC

By:	/s/ William H. Schmidt, Jr.
Name: William H. Schmidt, Jr.
Title: President and General Counsel

PURCHASER:

ENVIVA, LP

By:	Enviva GP, LLC,
as its sole general partner

By:	/s/ Shai Even
Name: Shai Even
Title: Executive Vice President and Chief Financial Officer

ENVIVA HOLDINGS:

ENVIVA HOLDINGS, LP

By:	Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ William H. Schmidt, Jr.
Name: William H. Schmidt, Jr.
Title: Executive Vice President, Corporate Development and General Counsel

[Signature Page to Contribution Agreement]

Exhibit A

Definitions

“A&R Facility Use and Operations Agreement” has the meaning set forth in Schedule A-5.

“Acquired Companies” means, collectively, JV2 Holdings, Enviva Finance, Lucedale, and Pascagoula.

“Acquired Interests” has the meaning set forth in the recitals.

“Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling”, “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Closing, each of the Acquired Companies shall be considered to be an Affiliate of Seller and not an Affiliate of Purchaser and (ii) on and after the Closing, each of the Acquired Companies shall be considered to be an Affiliate of Purchaser and not an Affiliate of Seller; and (b) other than with respect to the Acquired Companies, none of Purchaser and its subsidiaries, on the one hand, and Seller and its subsidiaries, on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Assigned Contracts” means, collectively, the Assigned Offtake and Shipping Contracts, the Assigned Guarantee and the Assigned Purchase Agreement.

“Assigned Guarantee” means the provision of the agreement set forth on Schedule A-2.

“Assigned Offtake and Shipping Contracts” means those agreements set forth on Schedule A-3.

“Assigned Purchase Agreement” means the provisions of the agreement set forth on Schedule A-4.

“Barge Unloading” has the meaning set forth in the Facility Use and Operations Agreement.

“Benefit Plan” means any plan, policy, understanding, arrangement, written contract or agreement that provides or is designed to provide compensation or benefits to or with respect to employees or individual service providers.

“Business” means the business of the Acquired Companies as conducted as of the Execution Date or as of Closing, as applicable, and the activities incidental thereto; provided, however, the business of the Acquired Companies prior to Commercial Operations of the Lucedale Plant and the Pascagoula Terminal shall be deemed to be limited to the construction, development, and pursuit of Commercial Operations of the Lucedale Plant and the Pascagoula Terminal, as applicable.

“Business Day” means any day other than Saturday, Sunday, or holiday on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, or any amending or superseding tax Laws of the United States of America.

“Commercial Operations” means, with respect to a Wood Pellet Facility or a Terminal, substantial completion of construction of such Wood Pellet Facility or Terminal, as applicable (other than punch list items), and (a) in the case of any Wood Pellet Facility, the commencement of the production and shipment of wood pellets by such Wood Pellet Facility to the Pascagoula Terminal and (b) in the case of any Terminal, the commencement of the terminaling and export of wood pellets at and from such Terminal.

“Conflicts Committee” has the meaning set forth in the recitals.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Contract Assignment” has the meaning set forth in Section 2.4(a)(iv).

“Damages” means any and all debts, losses, liabilities, duties, Taxes, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees, and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known, or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“Delayed Scheduled Capital Expenditures” means the amount of capital expenditures scheduled to be paid by Seller, JV2 Holdings, Enviva Finance, Lucedale, or Pascagoula on or prior to the Closing Date as set forth in Schedule A-1 that were not paid prior to the Closing Date and which will be paid after the Closing Date.

“Disclosure Schedules” has the meaning set forth in Section 9.6.

“Dome 2” means the second storage dome at the Pascagoula Terminal.

“Dome 2 Transfer” has the meaning set forth in Schedule A-5.

“Enviva Finance” has the meaning set forth in the recitals.

“Enviva Holdings” has the meaning set forth in the preamble.

“Enviva JV” has the meaning set forth in the recitals.

“Enviva ManagementCo” means Enviva Management Company, LLC, a Delaware limited liability company.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a).

“EVA” has the meaning set forth in the recitals.

“EVA MSA Fee Waiver” has the meaning set forth in Section 2.4(a)(vii).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Facility Use and Operations Agreement” means the Facility Use and Operations Agreement, dated June 20, 2016, by and between JCPA and Pascagoula, as amended by that certain First Amendment to the Facility Use and Operations Agreement dated March 13, 2018 by and between JCPA and Pascagoula and Second Amendment to the Facility Use and Operations Agreement dated March 12, 2019 by and between JCPA and Pascagoula.

“Financial Advisor” has the meaning set forth in the recitals.

“FIRPTA Certificate” means a certificate, issued pursuant to Treasury Regulations Section 1.1445-2(b) and signed and properly executed by Enviva Holdings, stating that Seller is a disregarded entity and Enviva Holdings is not a foreign person within the meaning of Code Section 1445.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Guarantee Assignment” has the meaning set forth in Section 2.4(a)(xi).

“Holdings Credit Agreement” means that certain Credit Agreement, dated as of February 17, 2021, by and among Enviva Holdings, Barclays Bank PLC, as administrative agent and as collateral agent, and each lender from time to time party thereto.

“Holdings Credit Documents” means, collectively, (a) the Holdings Credit Agreement and (b) the Collateral Documents (as defined in the Holdings Credit Agreement).

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnification Agreement” has the meaning set forth in Section 2.4(a)(x).

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Interest Conveyance” has the meaning set forth in Section 2.4(a)(iii).

“Interim Services Agreement” has the meaning set forth in Section 2.4(a)(viii).

“ISA Guaranty” has the meaning set forth in Section 2.4(a)(ix).

“JCPA” means Jackson County Port Authority.

“JCPA Bonds” means $24,000,000 Jackson County, Mississippi Taxable Port of Pascagoula General Obligation Bond, Series 2015, original dated December 11, 2015, as amended April 2, 2018 and June 15, 2020, issued by Jackson County Mississippi pursuant to Sections 59-9-1 et seq., of Mississippi Code of 1972.

“JCPA System” has the meaning set forth in Schedule A-5.

“JCPA System Restructuring” means the completion of the items set forth on Schedule A-5.

“JV2 Holdings” has the meaning set forth in the recitals.

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders, and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest, or encumbrance of any nature whatsoever.

“Lucedale” has the meaning set forth in the recitals.

“Lucedale Plant” means the Wood Pellet Facility currently under construction in Lucedale, Mississippi, whose wood pellet production is expected to be exported through Pascagoula Terminal.

“Make-Whole Agreement” has the meaning set forth in Section 2.4(a)(v).

“Management Services Agreement” means the Management Services Agreement, dated as of April 9, 2015, by and among Enviva Holdings GP, LLC, Enviva Holdings, the direct and indirect subsidiaries of Enviva Holdings that are parties thereto (including Seller and the Acquired Companies), and Enviva ManagementCo.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Acquired Companies, the Lucedale Plant, or the Pascagoula Terminal (and calculated net of insurance proceeds), or prevents or materially delays the ability of Seller to consummate the Transaction; provided, however, in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Seller that Purchaser has requested or to which Purchaser has expressly consented, the JCPA System Restructuring, or the pendency or announcement of the Transaction, (ii) changes or conditions affecting the wood pellet industry (including feedstock pricing, marketing, transportation, terminaling, and trading costs and margins) generally or regionally, to the extent not having a disproportionate adverse effect on any of the Acquired Companies, the Lucedale Plant, or the Pascagoula Terminal as compared to similarly situated businesses, (iii) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on any of the Acquired Companies, the Lucedale Plant, or the Pascagoula Terminal as compared to similarly situated businesses, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage, or terrorism, (vii) the failure of any Acquired Company to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position, or (viii) pandemics or disease outbreaks (including the COVID-19 virus and any mutation of the COVID-19 virus), or any other health crises or public health events, or the worsening of any of the foregoing, in each case to the extent not having a disproportionate adverse effect on any of the Acquired Companies, the Lucedale Plant, or the Pascagoula Terminal as compared to similarly situated businesses.

“Material Contracts” means the Assigned Offtake and Shipping Contracts and those material Contracts comprising each of the following types of Contracts related to the Business, including those set forth on Schedule 3.10(a) (which to the actual knowledge of Seller and Enviva Holdings, represent all of such Contracts other than (a) any such Contracts contemplated to be entered into in connection with the Closing or otherwise referred to herein and (b) in contemplation of the Make-Whole Agreement, Contracts related to the construction of the Lucedale Plant or the Pascagoula Terminal):

(i)             any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(ii)            any Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000;

(iii)           any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $1,000,000 per year;

(iv)           any Contract between Seller or any of its Affiliates (other than any Acquired Company), on the one hand, and any Acquired Company, on the other hand, that will survive the Closing;

(v)            any Contract that limits the ability of any Acquired Company, the Lucedale Plant, or the Pascagoula Terminal to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi)           any partnership or joint venture agreement (other than the limited liability company agreement or any other organizational documents of Seller, Enviva Finance, Lucedale, Pascagoula, or their respective subsidiaries);

(vii)          any Contract granting to any Person a right of first refusal, first offer, or right to purchase any of the Acquired Companies, the Lucedale Plant, or the Pascagoula Terminal which right survives the Closing (other than any of the Transaction Documents);

(viii)         any Contract for the purchase or sale of wood pellets, biomass or any similar product; and

(ix)            any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $1,000,000 per year, other than Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“MBFC Bonds” means the Mississippi Business Finance Corporation Taxable Revenue Bonds, Series 2020 (Enviva Port of Pascagoula, LLC Project), dated January 3, 2020, which is not to exceed $65,000,000, issued by the Mississippi Business Finance Corporation pursuant to Section 57-10-201 et seq., of the Mississippi Code of 1972.

“Mutual Indemnification Agreement” has the meaning set forth in Schedule A-5.

“Net Adjustment Amount” has the meaning set forth in Section 2.5(c).

“Operator” shall mean Enviva Hamlet Operator, LLC, a Delaware limited liability company, which shall change its name to Enviva Lucedale Operator, LLC in advance of the Closing.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements that establish the legal personality of such Person.

“Parties” and “Party” have the meanings set forth in the preamble.

“Pascagoula” has the meaning set forth in the recitals.

“Pascagoula Terminal” means the Terminal currently under construction in the Port of Pascagoula, Mississippi.

“Pascagoula TSA” means the Terminal Services Agreement, dated November 2, 2019 by and between Pascagoula and Lucedale.

“PAS Phase 2 HoldCo” has the meaning set forth in Schedule A-5.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller or any Acquired Company, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property of any Acquired Company and not violated by the current use and operation of such Acquired Company’s real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Acquired Company’s real property that do not materially impair the occupancy or use of such Acquired Company’s real property for the purposes for which it is currently used or proposed to be used in connection with Purchaser’s or any Acquired Company’s businesses, which shall include, without limitation, all such matters that are disclosed in (a) that certain Commitment for Title Insurance, with an effective date of June 8, 2020, issued by Old Republic Title Insurance Company, under File No. OR0034-19, relating to the Lucedale Plant, and (b) that certain Commitment for Title Insurance, with an effective date of February 14, 2019, issued by First American Title Insurance Company, issued under Commitment No. FA01017-19, relating to the Pascagoula Terminal, (v) public roads and highways, (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (x) Liens contained in the Organizational Documents of any Acquired Company, and (xi) that certain Claim of Lien filed on May 26, 2021 in the Office of the Chancery Court Clerk of George County, Mississippi against Lucedale for the outstanding balance due and owing H&M Construction Company, LLC.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

“Phase 2 System” has the meaning set forth in Schedule A-5.

“Pre-Paid Scheduled Capital Expenditures” means the amount of capital expenditures paid by Seller, JV2 Holdings, Enviva Finance, Lucedale, or Pascagoula (or, if the JCPA System Restructuring occurs prior to the Closing, assumed by Enviva Holdings or PAS Phase 2 HoldCo pursuant to the A&R Facility Use and Operations Agreement) on or prior to the Closing Date as set forth in Schedule A-1 that were not scheduled to be paid until after the Closing Date.

“Purchase Agreement Assignment” has the meaning set forth in Section 2.4(a)(xii).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation” has the meaning set forth in Section 5.4(d).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.2(a).

“Redemption” has the meaning set forth in Schedule A-5.

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, partners, members, stockholders, controlling persons, counsel, agents, accountants, advisers, engineers, and consultants.

“Responsible Officer” means, with respect to any Person, any vice president or more senior officer of such Person, or, if such Person is a partnership, any vice president or more senior officer of the general partner of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Approvals and Consents” has the meaning set forth in Section 3.4.

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Substantially Complete” means, in the case of Barge Unloading, except with respect to punch list items, all portions of Barge Unloading have been completed and can be used for their intended purposes in accordance with applicable laws and permits and in the case of Dome 2, except with respect to punch list items, all portions of Dome 2 have been completed and can be used for their intended purposes in accordance with applicable laws and permits.

“Support Obligations” has the meaning set forth in Section 5.7.

“Target Working Capital” means $(1,440,032) which, for the avoidance of doubt, is a negative number.

“Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto or otherwise relating to a Tax Return, whether disputed or not and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Contest” has the meaning set forth in Section 5.4(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Terminal” means any industrial marine export terminal that is used or intended to be used primarily for purposes of receiving, storing, discharging, and loading industrial wood pellet biomass from one or more Wood Pellet Facilities for export by ocean-going vessels.

“Transaction” means the consummation of the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Interest Conveyance, the Contract Assignment, the Make-Whole Agreement, the EVA MSA Fee Waiver, the Interim Services Agreement, the ISA Guaranty, the Indemnification Agreement, the Guarantee Assignment, the Purchase Agreement Assignment, and each of the other documents and instruments to be delivered hereunder.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party as a result of the Transaction, as imposed by applicable Law.

“Wood Pellet Facility” means any industrial wood pellet biomass production plant.

Exhibit B

Form of Interest Conveyance

[Intentionally Omitted]

B-1

Exhibit C

Form of Contract Assignment

[Intentionally Omitted]

C-1

Exhibit D

Form of Make-Whole Agreement

[Intentionally Omitted]

D-1

Exhibit E

Form of EVA MSA Fee Waiver

[Intentionally Omitted]

E-1

Exhibit F

Form of Interim Services Agreement

[Intentionally Omitted]

F-1

Exhibit G

Form of ISA Guaranty

[Intentionally Omitted]

G-1

Exhibit H

Form of Indemnification Agreement

[Intentionally Omitted]

H-1

Exhibit I

Form of Guarantee Assignment

[Intentionally Omitted]

I-1

Exhibit J

Form of Purchase Agreement Assignment

[Intentionally Omitted]

J-1

SCHEDULE 3.4

Seller Approvals and Consents

[Intentionally Omitted]

1

SCHEDULE 3.5

Legal Proceedings

[Intentionally Omitted]

1

SCHEDULE 3.8

Real Property

[Intentionally Omitted]

1

SCHEDULE 3.10(a)

Material Contracts

[Intentionally Omitted]

1

SCHEDULE 3.10(b)

Exceptions to Material Contracts

[Intentionally Omitted]

1

SCHEDULE 5.7

Support Obligations

[Intentionally Omitted]

1

SCHEDULE A-1

Scheduled Capital Expenditures

[Intentionally Omitted]

1

SCHEDULE A-2

Assigned Guarantee

[Intentionally Omitted]

1

SCHEDULE A-3

Assigned Offtake and Shipping Contracts

[Intentionally Omitted]

1

SCHEDULE A-4

Assigned Purchase Agreement

[Intentionally Omitted]

1

SCHEDULE A-5

JCPA System Restructuring

[Intentionally Omitted]

1